Exhibit (h)(16)

AMENDED AND RESTATED

FEE WAIVER AGREEMENT

Pacific Investment Management Company LLC

840 Newport Center Drive, Suite 100

Newport Beach, CA 92660

February 23, 2009

PIMCO Funds

840 Newport Center Drive

Newport Beach, CA 92660

Re:	Waiver of Portion of Advisory Fee and Supervisory and Administrative Fee in
Connection with Investment in PIMCO Cayman Commodity Fund I Ltd.

Dear Sir or Madam:

Reference is made to (i) the Amended and Restated Investment Advisory Contract by and between PIMCO Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO”), dated February 23, 2009, which amends and restates the Investment Advisory Contract dated May 5, 2000, as restated August 19, 2003, by and between the same parties (as further amended, restated or otherwise modified from time to time, the “Advisory Agreement”), and (ii) the Supervision and Administration Agreement by and between the Trust and PIMCO dated August 11, 2008 and supplemented February 23, 2009 (as further amended, restated or otherwise modified from time to time, the “Supervision and Administration Agreement”).

Pursuant to the Advisory Agreement, the Trust pays, for and on behalf of the PIMCO CommodityRealReturn Strategy Fund, a series thereof (the “Series”), a monthly investment advisory fee to PIMCO on the first business day of each month, based upon the average daily value of the net assets of the Series during the preceding month, at the annual rate specified in such agreement (the “Series Management Fee”), as further described therein.

Pursuant to the Supervision and Administration Agreement, the Trust pays, for and on behalf of the Series, a monthly administration fee to PIMCO on the first business day of each month, based upon the average daily value of the net assets of the Series during the preceding month, at the annual rates in respect of one or more classes of the Series specified in the Administration Agreement (collectively, the “Series Supervisory and Administrative Fee”), as further described therein.

The Trust, for and on behalf of the Series, intends to invest in PIMCO Cayman Commodity Fund I Ltd., a Cayman Islands exempted company (the “Subsidiary”) in respect of which PIMCO (i) provides advisory and administrative services and (ii) receives a management fee (the “Subsidiary Management Fee”) and an administrative services fee (the “Subsidiary

Administration Fee”) pursuant to an investment management agreement by and between the Subsidiary and PIMCO dated July 28, 2006 (as amended, restated or otherwise modified from time to time, the “Subsidiary Agreement”).

In consideration of the Subsidiary Management Fee and the Subsidiary Administration Fee paid by the Subsidiary in which the Trust invests for and on behalf of the Series, and for as long as the Subsidiary Agreement remains in effect, PIMCO agrees to waive irrevocably all or any portion of (i) the Series Management Fee that would otherwise be paid by the Trust for and on behalf of the Series to PIMCO in any period in an amount equal to the amount of Subsidiary Management Fee, if any, actually paid by the Subsidiary to PIMCO under the Subsidiary Agreement during such period, and (ii) the Series Supervisory and Administrative Fee that would otherwise be paid by the Trust for and on behalf of the Series to PIMCO in any period in an amount equal to the amount of the Subsidiary Administration Fee, if any, actually paid by the Subsidiary to PIMCO under the Subsidiary Agreement during such period.

This Agreement modifies the terms of each of the Advisory Agreement and the Supervision and Administration Agreement, and to the extent of any conflict between the terms of this Agreement and the terms of either such agreement, the terms of this Agreement will prevail. This Agreement amends and restates the prior agreement between the parties on the same subject matter and constitutes the entire agreement between the parties with respect to such subject matter. This Agreement and the rights and obligations of the parties hereunder will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of California without regard to the choice of law or conflicts of law principles thereof that would result in the application of the law of any other jurisdiction.

[Signature Page Follows]

Please confirm your understanding of and agreement with the subject matter herein by returning an originally executed copy of this letter to the address first written above.

Very truly yours,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Name:	Brent R. Harris
Title:	Managing Director

ACKNOWLEDGED AND AGREED

PIMCO FUNDS,

for and on behalf of

PIMCO COMMODITYREALRETURN STRATEGY FUND,

a series thereof

By:	/s/ Ernest L. Schmider
Name:	Ernest L. Schmider
Title:	President

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